Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-284378, File No. 333-284014, File No. 333-271179, File No. 333-267318, File No. 333-210627, File No. 333-197429, File No. 333-185524, File No. 333-294304, and File No. 333-292625) and Form S-3 ( File No. 333-283804, File No. 333-289904, and File No. 333-286648) of our report dated April 15, 2025, with respect to the consolidated financial statements of Dominari Holdings Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

New York, New York

March 31, 2026